Exhibit 99.1

VCI 2013 Guidance Release Page 1

Contact: Mary Broaddus

Tel 734.591.7375

broaddusm@valassis.com

19975 Victor Parkway, Livonia, MI 48152

FOR IMMEDIATE RELEASE

Valassis Announces Full-Year 2013 Financial Guidance

Livonia, Mich., Dec. 14, 2012: Valassis (NYSE: VCI) today provided financial guidance for full-year 2013, expecting diluted earnings per share (EPS) of $3.50, which is calculated based on an estimated 39.7 million in weighted average fully diluted shares outstanding for the year ending Dec. 31, 2013. Additionally, our 2013 guidance includes the expectation of adjusted EBITDA* of approximately $315.0 million and capital expenditures of approximately $25 million, primarily for our digital business and process improvements.

“We are confident that the actions we have taken throughout 2012 have set the stage for growth of both revenue and diluted EPS in 2013,” said Rob Mason, Valassis President and Chief Executive Officer. “Our commitment to driving shareholder value will be enhanced through an expected combination of improved earnings, continued stock repurchases, a thoughtful approach to capital expenditures and the adoption of a cash dividend policy.”

We assume the following macro trends in our 2013 outlook:

•	continued economic uncertainty;

•	low-single-digit growth in U.S. advertising spend; and

•	American consumers’ continued focus on savings.

Our 2013 model includes the following assumptions:

•

Mid-single-digit overall revenue growth, when compared to projected calendar year 2012 revenue after taking into account the reduction of approximately $204 million in projected 2012 revenue related to our Neighborhood Targeted business that will be contracted and recorded on a net fee basis in 2013.

•	Shared Mail revenue growth of 3% with an anticipated increase in pieces per package and a slight decrease in total packages compared to 2012.

•

We expect a postal rate increase of approximately 2.7% in January 2013 which we expect to pass on to clients per our Shared Mail contracts. Since postage is on average approximately 50% of Shared Mail revenue, our clients will receive an approximate 1.35% increase.

•	Top-line growth in the Free-standing Inserts (FSI) segment driven by increased pages with 43 scheduled publications.

•	Revenue growth of greater than 100% in our digital business.

•

A mid-single-digit increase in Selling, General and Administrative costs is expected in 2013 compared to 2012. This is expected to be primarily driven by growth in our digital business and the inclusion of results for a full year from Brand.net as well as budgeting for an increase in variable compensation plans.

•

2013 non-cash stock-based compensation expense is estimated to be approximately $14.3 million based on our current stock price and fair value assumptions and anticipated 2013 equity compensation grants, compared to approximately $12.5 million for 2012.

•

As previously announced, the adoption of a new dividend policy pursuant to which we anticipate paying a quarterly cash dividend. The timing and amount of future dividends under the dividend policy are subject to the discretion and approval of the Board and Valassis’ compliance with all laws and agreements of Valassis applicable to the declaration and payment of cash dividends. Valassis may modify, suspend or discontinue the dividend policy at any time at its discretion.

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•

The use of approximately 35-40% of free cash flow for continued stock repurchases during 2013. Our stock repurchase program does not obligate us to acquire any particular amount of shares of common stock, and may be modified or suspended at any time at our discretion.

2012 Guidance:

Based on our current results and outlook, we reiterate our full-year 2012 diluted EPS guidance of $2.98 and capital expenditures of between $20 million and $22 million. We are restating our guidance for adjusted diluted EPS* to $3.11 (previously $3.23) to exclude the impact of the favorable income tax adjustment of $0.12 previously disclosed in our third quarter earnings release.

Conference Call Information

We will hold an investor call today to discuss our 2013 financial guidance at 10 a.m. (ET). The call-in number is 1-877-941-0844 (Conference ID: 4575937). The call will be simulcast on our website at www.valassis.com. This earnings release, webcast and a transcript of the conference call will be archived on our website under “Investors.”

Non-GAAP Financial Measures

*We define adjusted EBITDA as net earnings before interest expense, net, other non-cash expenses (income), net, income taxes, depreciation, amortization, and stock-based compensation expense. We define adjusted diluted EPS as diluted EPS excluding the effect, net of tax, of restructuring and other non-recurring costs and the expiration of certain tax reserves. Adjusted EBITDA and adjusted diluted EPS are non-GAAP financial measures commonly used by financial analysts, investors, rating agencies and other interested parties in evaluating companies, including marketing services companies. Accordingly, management believes that these non-GAAP measures may be useful in assessing our operating performance and our ability to meet our debt service requirements. In addition, these non-GAAP measures are used by management to measure and analyze our operating performance and, along with other data, as our internal measure for setting annual operating budgets, assessing financial performance of business segments and as performance criteria for incentive compensation. Additionally, because of management’s focus on generating shareholder value, of which profitability is a primary driver, management believes these non-GAAP measures, as defined above, provide an important measure of our results of operations.

However, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as alternatives to, operating income, cash flow, EPS or other income or cash flow data prepared in accordance with GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;

•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes;

•	adjusted EBITDA and adjusted diluted EPS do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

•

other companies, including companies in our industry, may calculate these measures differently and as the number of differences in the way two different companies calculate these measures increases, the degree of their usefulness as comparative measures correspondingly decreases.

Because of these limitations, adjusted EBITDA and adjusted diluted EPS should not be considered as measures of discretionary cash available to us to invest in the growth of our business or reduce indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP financial measures only supplementally. Further important information regarding reconciliations of these non-GAAP financial measures to their respective most comparable GAAP measures can be found below.

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Reconciliation of Full-year 2013 Adjusted EBITDA Guidance to Full-year 2013 Net Earnings Guidance(1):

Full-year 2013 Guidance ($ in millions)
Net Earnings	$138.9

plus: Interest expense, net	29.2
Income taxes	85.8
Depreciation and amortization	46.8
Other non-cash expenses (income), net	—

EBITDA	$300.7

plus: Stock-based compensation expense	14.3

Adjusted EBITDA	$315.0

(1)

Due to the forward-looking nature of adjusted EBITDA, information to reconcile adjusted EBITDA to cash flows from operating activities is not available without unreasonable effort. We believe that the information necessary to reconcile these measures is not reasonably estimable or predictable.

Reconciliation of Full-year 2012 Adjusted Diluted EPS to Full-year 2012 Diluted EPS Guidance:

Full-Year 2012 Guidance
Net earnings (in millions)	$125.2

Diluted EPS	2.98
Restructuring and other non-recurring costs	0.25
Tax benefit due to expiration of certain tax reserves	(0.12)

Adjusted diluted EPS	$3.11

Weighted Average Diluted Shares Outstanding (in thousands)(1)	42,034

(1)

Represents estimated weighted average diluted shares outstanding for the year ending Dec. 31, 2012 and assumes the use of 50% of annual free cash flow for stock repurchases. As of Sept. 30, 2012, $87.1 million had been used for share repurchases year to date.

About Valassis

Valassis is one of the nation’s leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum® media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its digital offerings, including redplum.com and save.com, consumers can find compelling national and local deals. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and eight countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC, NCH Marketing Services, Inc. and Brand.net. For more information, visit www.valassis.com, www.redplum.com and www.save.com. To learn about advertising opportunities with RedPlum, please call 1-800-437-0479.

Cautionary Statements Regarding Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; a shift in client preferences for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation and/or increased competition from new media formats including digital; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are

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generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients’ promotional needs, inventories and other factors, including, without limitation, high levels of coupon redemption rates; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; possible governmental regulation or litigation affecting aspects of our business; clients experiencing financial difficulties, or otherwise being unable to meet their obligations as they become due, could affect our results of operations and financial condition; uncertainty in the application and interpretation of applicable state sales tax laws may expose us to additional sales tax liability; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients as well as our vendors, with whom we rely on to provide us with quality materials at the right prices and in a timely manner. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.